Exhibit 10.1

RETIREMENT AND RELEASE AGREEMENT
David T. Seaton (“Employee”) and Fluor Enterprises, Inc. (“Company”) have reached the following Retirement and Release Agreement (“Agreement”) in connection with Employee’s separation of employment and retirement from the Company. In this Agreement, “Parties” refers to Employee and Company.

1.
Payments. The Company will make the payments and accommodations provided below in consideration of Employee’s execution of this Agreement and the attached exhibit as referenced and provided for herein. Employee understands that the Company will deduct from any payments specified herein federal withholding taxes and other deductions the Company is required by law to make from wages and other payments to employees. Employee further understands that the payments and the retirement treatment to long term incentives set forth in this Paragraph 1 are all the Employee is entitled to receive from the Company under this Agreement except for those benefits described in Paragraph 6 to which Employee may be entitled. Employee understands and agrees that he will receive no further wages, vacation, separation pay, bonuses, incentive payments, allowances, perquisites or other similar payments or benefits from the Company other than those set out in this Agreement.

a.
The Company will continue Employee’s active employment in a non-executive and non-officer status at his normal base salary up to and including September 13, 2019 (the “Retirement Date”) at which time Employee will retire from the Company. During the interim period before the Retirement Date, Employee shall remain an employee of the Company and shall undertake all such tasks and duties as requested to ensure that there is a smooth handover of his responsibilities and a seamless transition. Employee’s continued employment prior to the Retirement Date shall be at a level that results in a “separation from service” under the Fluor Executive Deferred Compensation Plan and for purposes of Section 409A of the Internal Revenue Code (the “Code”). The Parties agree that the Change in Control Agreement between Fluor and the Employee, dated June 30, 2010, is hereby terminated with immediate effect.

b.
Employee will receive a total gross payment of One million Three-hundred and Thirty-four Thousand dollars ($1,334,000) (the “Separation Payment”) which is equal to one (1) times his base salary as of the date of this Agreement. The Separation Payment will be made upon the later of: (1) Employee’s last day of employment, or (ii) within two weeks after the effective date of this Agreement. Employee acknowledges that this payment is adequate consideration for this Agreement.

c.
Employee aknowledges and agrees that he will not receive any portion of his 2019 Annual Incentive Award or any other bonus payments under the Fluor Corporation 2017 Performance Incentive Plan or any other similar plans.

d.
The payment in Paragraph 1b above is intended to include any and all payments to which Employee may be entitled under the Company’s Executive Severance Policy and are not intended to be in addition to, or duplicative of, the Company’s Executive Severance Policy.

e.
For the purpose of Employee’s Fluor stock incentives, and subject to the terms and conditions set forth in the applicable incentive plans and agreements, Employee’s separation of employment will be treated as being in connection with retirement, effective on the Retirement Date, provided Employee executes and delivers to the Company this Agreement and the “Long Term Incentives Vesting/Forfeiture Agreement” in the form attached as Exhibit 1 with the following results:

(i)
Restricted Stock Units (“RSUs”), Non-Qualified Stock Options, and VDI Awards granted to Employee at least one year prior to the Retirement Date shall continue to vest and continue to be payable in accordance with their terms on the dates set out in the Awards notwithstanding such termination. RSUs and VDI awards held by Employee for less than one year prior to the Retirement Date shall be forfeited.

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(ii)
For the 2017 and 2018 option grants, Employee shall have the original 10-year term of the Option to exercise. For all other outstanding option grants, Employee shall have three years to exercise vested stock options following his Retirement Date (but in no case beyond the original 10-year term of the option).

f.	All accrued unused TOWP will be included in Employee’s final pay and paid out on the next regular pay date following his retirement from the Company.

g.
Employee may purchase the golf club membership currently owned by Company at Dallas National for an amount equal to the fair market value of such membership interest as determined by Company. Employee shall transfer all other Company memberships held in his name to the Company.

2.
No Obligation to Make Payment under Normal Policies. Employee agrees that the payments and accommodations described in Paragraph 1a, 1b, and 1e above are more than the Company is required to pay and/or provide under its normal policies and procedures. Additionally, Employee understands and agrees he is not entitled to the consideration referenced in Paragraph 1a, 1b, and 1e unless and until Employee signs and delivers to the Company: (i) this Agreement within 21 calendar days without revoking it within the time period set forth in Paragraph 4; and (ii) the Long Term Incentives Vesting/Forfeiture Agreement attached as Exhibit 1. Employee agrees that upon the receipt of his final paycheck and his accrued, unused TOWP, he will have been paid in full for any/all compensation he claims to be owed by the Company, including, but not limited to, salary, wages, commissions, bonuses, or any other compensation, and disavows any right or claim to any additional compensation other than that set forth herein pursuant to this Agreement, to which he becomes entitled as set forth herein.

3.
Complete Release. Subject to Paragraph 8 in this Agreement, Employee agrees to release the Company, and its current and former parent companies, subsidiaries, affiliated companies, related companies and joint ventures and each of their respective current and former officers, directors, board members, shareholders, affiliates and controlling person(s) (if any), employees, attorneys, representatives, predecessors, successors, assigns, divisions, co-employers, vendors, contractors and all other persons acting by, through, under, or in concert with any of them (collectively “Releasees”) from any and all claims, charges, complaints, lawsuits, liabilities, obligations, promises, agreements, damages, actions, causes of action, rights, demands, costs, losses, debts and expenses, injuries and grievances of any and every kind. Said release includes, but is not limited to, a full release of any and all claims for punitive damages, attorneys’ fees, injunctive relief, declaratory relief, equitable relief, loss of wages, loss of other employment, back pay, front pay, liquidated damages, compensatory damages, personal injury, emotional distress, mental anguish, libel, slander, defamation, vacation pay, sick pay, pension contributions or benefits, medical or health benefits, short or long term disability benefits, and any other employee benefits; and any and all claims and demands of any other kind and nature whatsoever, foreseen, unforeseen, or unforeseeable, now known or which may hereafter be discovered relating to his employment with and/or Retirement from Employer, or to any event, act or omission that has occurred as of the date this Agreement is executed, and includes, but is not limited to, to the fullest extent allowed by law, all liability arising from:

•	Title VII of the Civil Rights Acts of 1964;

•	the Americans with Disabilities Act of 1990;

•	the Family and Medical Leave Act;

•	Genetic Information Nondiscrimination Act of 2008

•	the Fair Labor Standards Act;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	the Age Discrimination in Employment Act of 1967;

•	the Older Workers Benefit and Protection Act of 1990;

•	the Uniformed Services Employment and Reemployment Act of 1994;

•	the Employee Retirement Income Security Act of 1974;

•	the Health Insurance Portability and Accountability Act;

•	the Occupational and Safety Health Act of 1970;

•	the Worker Adjustment and Retraining Notification Act;

•	the Equal Pay Act;

•	Executive Orders 11246 and 11141;

•	the Rehabilitation Act of 1973;

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•	any and all local, municipal, state, or federal statutes, regulations or ordinances;

•	any and all claims arising under state or federal common law;

•	any claims for attorneys’ fees or costs.

4.
Waiver of ADEA Claims. The release set forth above includes a waiver of rights and claims which Employee may have arising under the Age Discrimination in Employment Act of 1967 (Title 29, United States Code, Section 621, et seq.) (“ADEA”). In compliance with the Older Workers Benefit and Protection Act of 1990:

a.
Employee is advised to consult with an attorney before accepting this agreement and waiving his rights and claims under the ADEA. Employee understands that by signing this release, he waives his rights and/or claims under the ADEA.

b.
Review period. Employee acknowledges that he has been given a period of up to twenty-one (21) days to review and consider this Agreement and to consult with an attorney, accountant and/or other advisors before signing and that the actual time he has taken for such purposes was adequate for all appropriate consultations. Any changes in this agreement, whether material or immaterial, do not restart the running of the 21-day period.

c.
Revocation period. Employee understands that he has a period of seven (7) days, commencing with the day after the date of his signature on this Agreement, to revoke this agreement. To revoke, Employee must provide written notice to John Reynolds, Fluor Enterprises, Inc., 6700 Las Colinas Blvd. (W1H), Irving, TX 75039. Such written notice must be received no later than 11:59 pm (CST) on the seventh day after Employee signs this Agreement.

d.
This Retirement and Release Agreement will not be effective or enforceable until Employee has returned the fully executed Agreement and the seven day period has expired (“Effective Date”). If Employee revokes this Agreement, it shall not be effective or enforceable. Further, if this Agreement is revoked, Employee will not receive the payments and accommodations described in Paragraph 1 other than the payment provided for in Paragraph 1f, and any outstanding stock based awards shall be governed by the terms of the applicable award agreements.

5.
Additional Facts. Employee agrees and acknowledges that he may hereafter discover facts different from, or in addition to, those he now believes to be true with respect to any or all of the claims or demands herein released. Nevertheless, the Company and Employee agree that the release set forth above shall be and remain effective in all respects, notwithstanding the discovery of such different or additional facts.

6.	Release Inapplicable to Retirement Benefits. This release does not include a release of Employee's right, if any, to retirement benefits under the Company's standard retirement programs.

7.
No Pending Claims/Lawsuits. Employee represents that he has no pending complaints, actions, charges or claims of any nature (on his own behalf or in conjunction with any other person or entity) against the Releasees based on, or related to, any events or actions that occurred prior to the execution of this Agreement, and that Employee is not currently aware of facts that would support any such claim. Employee further represents that he has no knowledge of any unreported conduct by or on behalf of the Company that in his view is or may be inconsistent with applicable law, regulation, or Company standards of conduct and compliance.

8.
Notwithstanding what is stated in Paragraphs 7, 12, 13, 14, 15, 16 and 23, or any other provision in Agreement, nothing in this Agreement or in the Exhibit thereto prohibits or restricts Employee from either filing charges/complaints with any governmental agency or participating in a proceeding before any governmental agency responsible for the enforcement of any local, state, or federal law. However, Employee understands and agrees that, except as set forth in the following subparagraph, he will not be entitled to any financial recovery or non-monetary relief from any judgment, decision, or award upon any claim released by him in Paragraph 3 above regardless of who filed or initiated any such complaint, charge, or proceeding.

In addition, nothing in this agreement prohibits Employee from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S.

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Congress, Occupational Health and Safety Administration, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (iii) otherwise fully participating in any whistleblower programs, including the right to receive an incentive award authorized under federal statute or regulation for information provided to the Securities & Exchange Commission or any other federal regulatory or law enforcement agency.

9.	Non-Admission of Wrongdoing. By making this Agreement, neither the Company nor the Employee admits that they have done anything wrong.

10.
Non-Release of Future Claims. This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 or the Americans with Disabilities Act which arise after the date the Employee signs this Agreement. In addition, the Company and Employee acknowledge and agree that the release set forth in Paragraph 3 does not include any claims Employee may have against the Company for its failure to comply with or breach of any provision in this Agreement.

11.
Other Officer / Director Positions. Employee agrees to resign immediately (whether or not requested by the Company) from any officer or director positions or trusteeships Employee holds with Company, its parent companies and their respective subsidiaries, joint ventures, or related entities and agrees to execute such documents as may be necessary to give effect to his resignation.

12.
Company Property and Company Resources. Employee’s failure to return and deliver on or before the Retirement Date all Company property, including but not limited to, any and all documents, records, notebooks, reports, blueprints, manuals, etc. downloaded by him or provided to him by the Company, and all documents, materials of a secret, confidential, proprietary, or attorney-client privilege nature relating to the Company’s business and which are in his possession or under his control, and to maintain the confidentiality of such materials thereafter, will be deemed a breach of this Agreement. Employee understands and agrees that the Company will assert all rights and remedies under the law, and in equity, that it may be entitled to as result of any breach of this Agreement. Notwithstanding the foregoing, the Company agrees to permit Employee to retain his assigned Company iPhone and iPad and mobile hot spot; provided however that Employee understands and agrees that such equipment shall be wiped clean by appropriate Company personnel consistent with Company policy and practice. Employee understands that the Company will make a forensic copy of the contents of such equipment to comply with litigation hold obligations prior to having the equipment wiped clean. Employee agrees to cooperate with the Company’s efforts to make such forensic copies. Additionally, until December 31, 2019, the Company will allow Employee to utilize remotely the services of Employee’s current administrative assistant, but only while she is employed and working at the Company, to provide secretarial services to Employee up to two hours per week.

13.
Consequences of Employee Breach of Promises. If Employee files a lawsuit based on legal claims that he has released, or otherwise breaches in this Agreement, Employee understands and agrees that the Company will be entitled to assert all rights and remedies, in law and in equity, that it may be entitled to as a result of any breach of this Agreement.

14.
Confidential Information. Employee understands and agrees that in the course of Employee's employment with the Company, Employee has acquired confidential information and trade secrets concerning the Company's operations, such as but not limited to, the company’s existing and prospective customers, suppliers, sales process, service practices, pricing strategies, cost of materials, information pertaining to its customers and suppliers, the Company’s future plans and its methods of doing business. Employee understands and agrees it would be extremely damaging to the Company if Employee disclosed such information to a competitor or made it available to any other company.

Employee understands and agrees that such information has been divulged to him in confidence and he understands and agrees that he will keep such information secret and confidential unless disclosure is required by court order or otherwise by compulsion of law. In view of the nature of Employee’s employment, and the information and trade secrets Employee has received during the course of his employment, Employee also agrees that the Company would be irreparably harmed by any violation, or threatened violation of the agreements in this paragraph and that, therefore, the Company shall be entitled to injunctive relief, including any temporary restraining order, preliminary and/or permanent injunction prohibiting him from any violation or threatened violation of such agreements, without waiving

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any other rights or claims that Company may have to pursue in law or equity. Employee understands and agrees that confidential information developed by him in the course of his employment by the Company shall be subject to the terms and conditions of this Agreement as if the Company furnished the same confidential information to Employee. As noted above in Paragraph 8, this Agreement does not limit Employee from providing any documents to any governmental agency, including the U.S. Securities and Exchange Commission, as part of a whistleblower action and/or a report of possible violations of any federal securities law.

Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigation a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

15.
Non-Disparagement. Employee agrees that he will not take any action or make or cause to be made any false or defamatory statements, written or oral, that disparage, are inimical to, are critical of, or damage the reputation of, or that otherwise work in any way to the detriment of, or which disrupts or impairs the Company’s normal operations, or that may be potentially embarrassing to the Company or any of its past or present affiliates, subsidiaries, agents, officers, directors, shareholders, employees, representatives or agents. This paragraph is intended to apply to any false or defamatory statements that may be harmful to professional reputation or personal reputation or character. The term “statements” is intended to extend to all forms of communications, including but not limited to verbal, written, e-mails, chat rooms, instant messaging, and all other forms of electronic communication. Further, if a prospective employer of Employee contacts the Company’s employment verification representative or service, such person or service will verify dates of employment and last position held, and will only disclose or verify any additional information that Employee authorizes, in writing, the Company to provide.

16.
Authorized Disclosures. Nothing in Paragraphs 12, 13, 14, 15, 16, and 23 shall prevent Employee or Company from responding truthfully and accurately to any inquiry or request for information when required by court order, a government investigation or otherwise by compulsion of law. If any inquiry or request for information is required by court order or compulsion of law, Employee will provide the Company with commercially reasonable adequate notice in advance of such proposed disclosure to enable the Company to be heard with respect to any such disclosure.

Employee shall notify:
Fluor Enterprises, Inc.
Attention: John Reynolds, Chief Legal Officer
6700 Las Colinas Blvd.
Irving, TX 75039
Facsimile: (469) 398-7700

In the event of a material breach or threatened material breach of Paragraphs 14 and 15 the Company, in addition to its other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of such paragraphs.

17.	Section 409A.

a.
It is intended that the payment of all benefits pursuant to Paragraph 1 of this Agreement be exempt from Section 409A of the Internal Revenue Code, as amended (the “Code”) and the regulations promulgated thereunder (“Section 409A) due to (i) the involuntary termination exception as set forth in Section 1.409A-1(b)((9)(iii) of the final regulations issued under Section 409A or such other exemption as may apply; (ii) the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the final regulations issued under Section 409A; or (iii) such other exemption as may apply.

b.
Notwithstanding the foregoing, to the extent any payments under this Agreement are subject to (and not exempt from) Section 409A, it is intended that such payments will comply with Section 409A as amounts payable on the

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earlier of a “fixed schedule” in accordance with Section 1.409A-3(i)(1)(i) of the final regulations issued under Section 409A, , or a “separation from service” as set forth in Section 1.409A-1(h) of the final regulations issued under Section 409A, such that no portion of the payments will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

c.	Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the final regulations issued under Section 409A.

d.
This Paragraph 17 is intended to comply with the requirements of Section 409A of the Code so that none of the payments and benefits to be provided hereunder will be subject to either (1) the six (6) month delay which may otherwise be required with respect to payments of deferred compensation to “specified Executives” as defined in Section 409A, and (b) any additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A. Notwithstanding the foregoing, in the event that it is determined that the payments provided under Paragraph 1 of this Agreement are deferred compensation that are payable pursuant to a separation from service, then such payments will be delayed for six months in accordance with the six month delay rules applicable to the Company’s other nonqualified deferred compensation plans.

18.
Assistance in Litigation. Employee agrees to make himself reasonably available for any future assistance related to any investigation, inquiry, subpoena, administrative proceeding, claim, litigation, arbitration, or dispute (collectively “Litigation”) involving Company, Fluor Corporation, their respective subsidiaries, joint ventures, related entities, former employees, shareholders, officers, or directors as may be requested by the Company. Among other things, with reasonable advance notice, Employee will meet with the Company’s representatives and attorneys at mutually convenient times and locations to prepare for such Litigation and will appear and provide evidence (written or oral testimony) in any pending or future Litigation. If Employee is called as a witness by the Company to give testimony in any legal matter, Employee understands that Employee is to answer proper questions truthfully. For Employee’s involvement and assistance the Company agrees to pay Employee’s reasonable out-of-pocket expenses, and to the extent permitted by law, regulation or applicable rules of Court, lost earnings calculated at a rate of $ 665 per hour incurred directly as a result of such assistance. Any compensation is not, and shall not be, contingent upon the content of Employee’s testimony in the course of any Litigation matter nor shall the compensation be contingent on the outcome of any such matter.

19.	Modifications of Agreement. This Agreement can only be modified in writing and signed by both Employee and an authorized representative of the Company.

20.
Interpretation of Agreement. This Agreement will be interpreted in accordance with the plain meanings of its terms and not strictly for or against either of the parties. The parties agree that any ambiguities will not be construed solely against the drafting party.

21.
Applicable Law. This Agreement shall be governed by and construed and enforced under Texas law, excluding the provisions thereof which refer to the laws of another jurisdiction. The Parties agree to submit to the jurisdiction and venue of the state or federal courts in Dallas County, Texas, and applicable appellate courts therefrom, in any action or proceeding brought with respect to or in connection with this Agreement.

22.
Severability. If any provision or part of this Agreement is held or determined to be invalid or unenforceable for any reason, each such provision or part shall be severed from the remaining provisions of the Agreement or the Agreement shall be read and interpreted as if it did not contain such provision or part. The validity and enforceability of remaining provisions shall not be affected by any such invalid or unenforceable part or provision; however, if Employee seeks to invalidate any portion of the release in Paragraph 3 and any such portion of the release is held to be unenforceable, RELEASEES may seek modification or severance of such portion or may terminate the Agreement or consider the Agreement null and void.

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23.
Entire Agreement. This Agreement along with Exhibit 1, which is incorporated by reference as if fully set forth herein, is the entire Agreement between Employee and Company and supercedes all prior negotiations, agreements, and/or understandings between the parties, whether written or oral. However, this Agreement is not intended to eliminate any indemnification protections Employee has under any prior agreements with Company or change the terms and conditions of any confidentiality agreement Employee may have signed at the time of hire or during his employment with the Company, except that Employee may make disclosures as expressly set forth in Paragraph 8 of this Agreement. Further, the Company has made no promises to Employee other than those in this Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
BY SIGNING BELOW EMPLOYEE ACKNOWLEDGES THAT HE HAS READ ALL ASPSECTS OF THIS AGREEMENT AND UNDERSTANDS ITS PROVISIONS AND THE EFFECT OF SUCH PROVISIONS ON EMPLOYEE’S RIGHTS. EMPLOYEE ALSO ACKNOWLEDGES THAT THIS AGREEMENT AND THE RELEASE AND WAIVER OF CLAIMS CONTAINED HEREIN ARE KNOWINGLY AND VOLUNTARILY ENTERED INTO.

9/10/2019		/s/ David T. Seaton
DATE SIGNED		DAVID T. SEATON - SIGNATURE

FLUOR ENTERPRISES, INC.
9/10/2019	BY:	/s/ John Reynolds
DATE SIGNED

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Exhibit 1 to Retirement and Release Agreement
LONG TERM INCENTIVES VESTING/FORFEITURE AGREEMENT
This Long Term Incentives Vesting/Forfeiture Agreement (the “LTI Vesting/Forfeiture Agreement”) is between Fluor Enterprises, Inc., (the "Company") and David T. Seaton (the “Employee”).
Underlying Premises of this Long Term Incentives Vesting/Forfeiture Agreement
Whereas Employee shall retire from the Company on or about September 13, 2019 (the “Retirement Date”) as per the terms set forth in the Retirement and Release Agreement to which this Exhibit 1 is attached (“Retirement and Release Agreement”); and
Whereas Employee desires to have certain outstanding grants of unvested non-qualified stock options, restricted stock units and value driver incentives (“Long Term Incentives”) vest; and
Whereas such Long Term Incentives have certain vesting restrictions when an Employee separates their employment from the Company in connection with retirement;
NOW, THEREFORE, for good and valuable consideration, Employee and the Company hereby agree to the following terms and conditions:

1.
Consideration. In exchange for the promises below, the Company agrees to vest unvested non-qualified stock options, restricted stock, and value driver incentives (“Long Term Incentives”) of Employee in connection with retirement as provided for in the applicable plan documents if such Long Term Incentives were granted to Employee at least one year prior to the Retirement Date. For clarity, Long Term Incentives granted to Employee in February 2019 or otherwise held by Employee for less than one year prior to the Retirement Date shall be forfeited and shall not continue to vest.

2.	Vesting Requirement/Conditions. For the consideration provided in paragraph 1 above, Employee agrees that he will not engage in any detrimental activity as provided for in paragraphs 3 and 4 below.

3.
Detrimental Activity. Employee agrees that for a period of twelve (12) months following his Retirement Date, he will not, directly or indirectly, accept or become engaged in any capacity (whether as an employee, partner, consultant, agent or other arrangement) with any other company engaged in or about to become engaged in any business that directly competes with the Company and/or its affiliates, including its parent corporation (a “Competitive Business”). This restriction applies to Employee working for a Competitive Business within a 50 mile radius of a Company office or project (existing or scheduled to start within 3 months of Employee’s Retirement Date). Such activity will be considered to be detrimental to the Company and/or its affiliates. A Competitive Business includes any engineering and/or construction company headquartered or having a physical presence in any county, parish, or province in which the Company or its affiliates conducts business operations that are substantially similar to and/or competitive with, the Company’s or an affiliate’s business operations as its business exists on the Retirement Date. The foregoing obligations shall not be deemed to prohibit Employee from being an owner of less than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation. Additionally, Detrimental Activity shall also include soliciting or participating in or assisting in any way in the solicitation of any clients or employees of the Company or of any of its affiliates for a period of one year from the Retirement Date. Detrimental Activity shall also include failure to return the Company’s property; however, Employee understands he is not limited from providing any documents to any governmental agency, including the U.S. Securities and Exchange Commission, as part of a whistleblower action and/or a report of possible violations of any federal securities law as stated in Paragraph 8 of the Retirement and Release Agreement. Employee may request the written consent of the Chief Legal Officer of the Company for any exceptions to this LTI Vesting/Forfeiture Agreement that Employee wants the Company to consider, which may or may not be granted.

4.
Confidential / Trade Secrets / Company Proprietary Information. Employee further understands and agrees that in the course of Employee's employment with the Company, Employee has acquired confidential and Company proprietary information and trade secrets concerning the Company's operations, its future plans, pricing strategies, cost of materials,

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and its methods of doing business. Employee understands and agrees it would be extremely damaging and detrimental to the Company if Employee disclosed such information to a competitor, made it available to any company, or competed with Company or its affiliates in any way. Employee therefore acknowledges and agrees that he will not use or disclose such information to benefit another company without the prior written authorization of the Company’s Chief Legal Officer. Employee understands and agrees that such information has been divulged to him in confidence and in consideration of the promises made in this LTI Vesting/Forfeiture Agreement, and that the Company provided Employee with access to such information during his employment.

5.
Authority to Reform. Employee acknowledges and agrees that the forfeiture of unvested Long Term Incentives for voluntarily engaging in Detrimental Activity and the geographic and time restrictions set forth herein are reasonable and are no greater than required to adequately protect the Company’s legitimate business interests. However, if at the time of enforcement of this LTI Vesting/Forfeiture Agreement, a court shall refuse to enforce this LTI Vesting/Forfeiture Agreement, whether because the time limit is too long or because the restrictions are more extensive than is necessary to protect the business and goodwill of the Company, the parties understand and agree and direct that the court modify the restrictions to cover the maximum period, scope, and area permitted by law.

6.
Remedies. In the event Employee breaches or threatens to breach this LTI Vesting/Forfeiture Agreement by participating in Detrimental Activity (for example and without limitation, Employee becomes employed or otherwise engaged by an entity that competes with the Company or an affiliate or solicits clients or Fluor employees as provided above), Employee will forfeit any further vesting of any long term incentive awards and may be required to repay the value of vested awards to the Company to the extent that any vesting occurred in reliance on Employee’s promises as provided above. In addition and supplementary to other rights and remedies existing in its favor, the Company may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions in this agreement (without posting a bond or other security).

7.
Governing Law and Venue. This LTI Vesting/Forfeiture Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of law principles. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Dallas County, Texas and appropriate appellate courts therefrom. This choice of forum and law is knowingly and voluntarily agreed to by the parties for their mutual convenience and in exchange for the consideration provided by the Company as stated herein, and is made a material part of this Agreement.

8.
Entire Agreement. This LTI Vesting/Forfeiture Agreement, in conjunction with the Retirement and Release Agreement and governing plan documents, contains the entire agreement of the parties with respect to the subject matter and supersedes any and all prior understandings, agreements or correspondence between the parties. This LTI Vesting/Forfeiture Agreement may not be waived or released by the Company unless in writing signed by the Chief Legal Officer and the Employee. No course of conduct or failure or delay in enforcing the provisions of this LTI Vesting/Forfeiture Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this LTI Vesting/Forfeiture Agreement or any provision hereof.

EMPLOYEE
9/10/2019		/s/ David T. Seaton
DATE SIGNED		DAVID T. SEATON - SIGNATURE

FLUOR ENTERPRISES, INC.
9/10/2019	BY:	/s/ John Reynolds
DATE SIGNED

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